Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Zapata Quantum, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	39,052,786	$0.88	$34,366,451.68	0.0001381	$4,746.01
Fees to be Paid	Equity	Warrants to Purchase Common Stock	(2)	Other	17,763,605	$0.88	$15,631,972.40	0.0001381	$2,158.78

Total Offering Amounts:							$49,998,424.08		6,904.78
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$6,904.78

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Offering Note(s)

(1)	Proposed maximum offering price per unit estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the bid and ask prices of the Common Stock as reported on the OTCMarkets on June 3, 2026.

Pursuant to Rule 416, the securities being registered hereunder also include such indeterminable number of additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

Amount registered consists of up to a total of 56,816,391 shares of Company Common Stock, including: (i) 34,160,786 shares of Common Stock issuable upon conversion of Series D Convertible Preferred Stock, (ii) 4,892,000 shares of Common Stock issuable upon conversion of Series C Convertible Preferred Stock, and (ii) up to 17,763,605 shares of Common Stock which may be exercised upon the conversion of the Warrants.
(2)	Estimated in accordance with Rule 457(g), solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of Common Stock issuable upon exercise of the Warrants, which are exercisable at $0.4391 per share, is estimated based on the higher of (a) the exercise price of such Warrants, and (b) $0.88 which is the average of the bid and ask prices of the Common Stock as reported on the OTCMarkets on June 3, 2026.

Pursuant to Rule 416, the securities being registered hereunder also include such indeterminable number of additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

Amount registered consists of up to a total of 56,816,391 shares of Company Common Stock, including: (i) 34,160,786 shares of Common Stock issuable upon conversion of Series D Convertible Preferred Stock, (ii) 4,892,000 shares of Common Stock issuable upon conversion of Series C Convertible Preferred Stock, and (ii) up to 17,763,605 shares of Common Stock which may be exercised upon the conversion of the Warrants.